Exhibit 21
Subsidiaries of SSR Mining Inc.
As of February 10, 2023

Entity Name	Jurisdiction of Formation	Ownership
0694758 B.C. Ltd.	British Columbia, Canada	100.00%
Alacer Gold Corp.	Yukon, Canada	100.00%
Alacer Gold Corp. S.a.r.l.	Luxembourg	100.00%
Alacer Gold Holdings Corp. S.a.r.l.	Luxembourg	100.00%
Alacer Gold Madencilik A.Ş.	Turkey	100.00%
Alkara Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	100.00%
Anagold Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	80.00%
Bakirtepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	70.00%
Candelaria Mining Company	Delaware, U.S.	100.00%
Fossores Ltd.	Cayman Islands	100.00%
Intertrade Metals Corp.	British Columbia, Canada	100.00%
Intertrade Metals Limited Partnership	British Columbia, Canada	100.00%
Kartaltepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	80.00%
Kiziltepe Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	100.00%
Marigold Mining Company	Delaware, U.S.	100.00%
Maverick Silver Inc.	Nevada, U.S.	100.00%
Mina Pirquitas Sociedad Anonima	Argentina	100.00%
Puna Operations Inc.	British Columbia, Canada	100.00%
Reliant Ventures S.A.C.	Peru	100.00%
San Luis Minerals (BVI) Inc.	British Virgin Islands	100.00%
San Luis Resource (BVI) Inc.	British Virgin Islands	100.00%
SGO Mining Inc.	British Columbia, Canada	100.00%
Silver Standard Canada Holdings Ltd.	British Columbia, Canada	100.00%
Silver Standard Marigold Inc.	Delaware, U.S.	100.00%
Silver Standard Mexico, S.A. de C.V.	Mexico	100.00%
Silver Standard Peru (BVI) Inc.	British Virgin Islands	100.00%
Silver Standard U.S. Inc.	Nevada, U.S.	100.00%
Silver Standard U.S. Services Inc.	Nevada, U.S.	100.00%
Silver Standard US Holdings Inc.	Delaware, U.S.	100.00%
Silver Standard Ventures Inc.	British Columbia, Canada	100.00%
Sociedad Minera Berenguela S.A.	Peru	100.00%
SS Canada Finance Inc.	British Columbia, Canada	100.00%
SSR Management Inc.	Colorado, U.S.	100.00%
Tunçpınar Madencilik Sanayi ve Ticaret Anonim Şirketi	Turkey	30.00%
Valle del Cura S.A. de C.V.	Argentina	100.00%